Exhibit 10.17

WARNER MUSIC INC.

1633 Broadway

New York, NY 10019

December 2, 2016

Stuart Bergen

Address on file with Company

Dear Stuart:

Please refer to the at-will letter agreement between Warner Music Inc. (“Company”) and you dated December 21, 2012, as amended by the letter agreements dated December 19, 2013 and November 30, 2015 (as so amended, the “Agreement”).

This letter, when signed by you and countersigned by Company (the “Amendment Date”), shall constitute our agreement to amend the Agreement as set forth herein.  Unless otherwise indicated, capitalized terms shall have the meanings set forth in the Agreement.

Paragraph 2 of the Agreement is hereby amended to read as follows:

“2.Annual salary: $1,250,000 per year, effective October 1, 2016.  You will be paid in accordance with Company’s normal payroll practices.”

As soon as practicable following the Amendment Date, Company shall pay to you an amount equal to the difference between (a) the salary that would have been payable to you if your annual salary during the period from October 1, 2016 through the Amendment Date was $1,250,000 and (b) the salary actually paid to you for such period.

Except as expressly amended herein, the terms and provisions of the Agreement shall remain in full force and effect.

If the foregoing correctly sets forth our understanding, please sign below and return this letter to Company.

WARNER MUSIC INC.

By:	/s/ Trent N. Tappe
Name:	Trent N. Tappe

Accepted and Agreed:

/s/ Stuart Bergen
Stuart Bergen

MR 63388-2